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                            CERTIFICATE OF AMENDMENT
                                      TO
                          CERTIFICATE OF INCORPORATION
                                      OF
                          MONTGOMERY WARD HOLDING CORP.

    MONTGOMERY WARD HOLDING CORP., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"), does hereby certify as follows:

1. The original Certificate of Incorporation of the Corporation was filed in the Office of the Secretary of State of Delaware on February 8, 1988 and recorded in the Office of the Recorder of Kent County, Delaware. The name under which the Corporation was originally incorporated is BFB Acquisition Corp.

    2. The Certificate of Correction of Certificate of Incorporation of the Corporation was filed in the Office of the Secretary of State of Delaware on February 9, 1988.

    3. The original Restated Certificate of Incorporation was filed in the office of the Secretary of State of Delaware on June 17, 1988 and amendments thereto were filed on each of June 20, 1988; June 24, 1988; January 30, 1990; and March 20, 1992.

    4. The Second Restated Certificate of Incorporation of the Corporation was filed in the office of the Secretary of State of Delaware on June 25, 1992 and an amendment thereto was filed on April 27, 1994.

    5. The Third Restated Certificate of Incorporation was filed in the office of the Secretary of State of Delaware on June 28, 1994, and an amendment thereto was filed on October 25, 1994.

    6. The Board of Directors of the Corporation, by unanimous written consent, authorized, adopted and approved resolutions proposing and declaring advisable this amendment to the Third Restated Certificate of Incorporation of the Corporation, setting forth amendments to Article FOURTH as follows:

    The introduction to Article FOURTH and Part A thereof are amended in their entirety to read as follows:

         "FOURTH: The total number of shares of capital stock which the Corporation shall have authority to issue is fifty-seven million eight hundred thirteen thousand seven hundred fifty (57,813,750) consisting of the following amounts in the following designations:

              1. COMMON STOCK. Fifty-seven million eight hundred twelve thousand (57,812,000) shares of Common Stock, par value one cent ($0.01) per share (hereinafter referred to as "Common Stock"), which shall consist of the following classes:

                   (a) thirty-two million eight hundred twelve thousand (32,812,000) shares of Class A Common Stock (hereinafter referred to as "Class A Common Stock"), which shall consist of the following series:

                        (i)  twenty-five million (25,000,000) shares of Class
                   A Common Stock, Series 1 (hereinafter referred to as "Class A Common Stock, Series 1"), and

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                        (ii)  five million four hundred twelve thousand
                   (5,412,000) shares of Class A Common Stock, Series 2 (hereinafter referred to as "Class A Common Stock, Series 2"), and

                        (iii) two million four hundred thousand (2,400,000) shares of Class A Common Stock, Series 3 (hereinafter referred to a "Class A Common Stock, Series 3"), and

                   (b) twenty-five million (25,000,000) shares of Class B Common Stock (hereinafter referred to as the "Class B Common Stock").

              2. PREFERRED STOCK. One thousand seven hundred fifty (1,750) shares of Preferred Stock, par value one dollar ($1.00) per share (hereinafter referred to as "Senior Preferred Stock")

         Such shares of Common Stock and Preferred Stock may be issued for such consideration, not less than the par value thereof, as shall be fixed from time to time by the Board of Directors, and shares issued for not less than the consideration so fixed shall be fully paid and non-assessable.

         A statement of the powers, preferences, rights, qualifications, limitations, restrictions and the relative, participating, optional and other special rights in respect of the shares of each class or series of stock is as follows:

                           PART A. SENIOR PREFERRED STOCK

    Except as otherwise provided herein, each share of Senior Preferred Stock shall be identical in all respects to all other shares of Senior Preferred Stock and shall entitle the holder thereof to the same rights and privileges as to which the holders of the other shares of Senior Preferred Stock are entitled.

         1. RANK. The Senior Preferred Stock shall, with respect to dividend rights and rights on liquidation, winding up and dissolution, rank prior to the Common Stock.

         2.  DIVIDENDS.

              (a)  In each year, the holders of the shares of Senior
         Preferred Stock shall be entitled to receive, before any dividends shall be declared and paid upon or set aside for the Common Stock or any other Stock Junior to the Senior Preferred Stock (defined in Section A.2(a)(i)(A), when and as declared by the Board of Directors, except as may be prohibited by Section A.5, out of funds legally available for that purpose, cumulative cash dividends payable quarterly in arrears on the last business day of March, June, September and December (each of such dates being a "Dividend Payment Date") at a rate per annum equal to 7.01% based on the $100,000 per share Liquidation Payment (defined in Section A.3(a)) computed without regard to Accrued Dividends (defined in Section A.4(c)(i))(the "Dividend Rate"), subject to adjustment as provided in Section A.2(c); provided, however, that the dividend payable on the Dividend Payment Date in March, 1996 with respect to any share of Senior Preferred Stock shall be based upon the number of days from and including the date of first issuance (the "Issuance Date") of the Senior Preferred Stock up to and including the Dividend Payment Date in March, 1996 and

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         a 365-day year. The period from the Issuance Date to the initial
         Dividend Payment Date and each quarterly period between consecutive Dividend Payment Dates, shall hereinafter be referred to as a "Dividend Period." Such dividends shall be paid to the holders of record at the close of business on the date specified by the Board of Directors of the Corporation at the time such dividend is declared; provided, however, that such date shall not be more than sixty (60) days nor less than ten (10) days prior to the respective Dividend Payment Date. Dividends on the Senior Preferred Stock shall be cumulative from the Issuance Date (whether or not there shall be net profits or net assets of the Corporation legally available for the payment of such dividends), so that:

                   (i) except as provided in Section A.2(a)(ii), the Corporation shall not take any of the following actions:

                        (A) declare, order or pay any dividend on any class of stock ranking as to dividends or on liquidation junior to the Senior Preferred Stock (such junior stock being herein sometimes referred to as the "Stock Junior to the Senior Preferred Stock"), or

                        (B)  redeem any Stock Junior to the Senior Preferred
                   Stock,

              (each of such actions described in clauses A.2(a)(i)(A) or (B) above being herein sometimes referred to as "Junior Distribution" and the proposed date of each such action being herein sometimes referred to as a "Proposed Junior Distribution Date") if the Corporation shall not, on or before the Proposed Junior Distribution Date, have completed both of the following:

                             (1) declared on the outstanding shares of Senior Preferred Stock, and paid or set apart for payment, all "Accrued Dividends" (defined in Section A.4(c)(i)) to the Proposed Junior Distribution Date; and

                             (2)  paid or deposited as required in this Part
                        A all amounts payable to holders of Senior Preferred Stock in respect of all mandatory redemptions required to have been paid or deposited for their benefit on or before the Proposed Junior Distribution Date; and

                   (ii) the Corporation may redeem or purchase any shares of Common Stock in accordance with either (x) the terms, conditions and provisions of the "Stockholders Agreement" (defined in Section B.1) or (y) the Terms and Conditions (as defined in the Stockholders Agreement), if on or before the date of each such proposed Common Stock redemption or purchase (each such time, with respect to redemptions or purchases under either the Stockholders Agreement or the Terms and Conditions, being herein sometimes referred to as a "Proposed Common Stock Repurchase Date"), the Corporation shall have:

                        (A) declared on the outstanding shares of Senior Preferred Stock, and paid or set apart for payment, all Accrued Dividends (defined in Section

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                    A.4(c)(i)) through all Dividend Payment Dates occurring on or prior to such Proposed Common Stock Repurchase Date, and

                         (B) paid or deposited as required in this Part A all amounts payable to holders of Senior Preferred Stock in respect of the mandatory redemption required to have been paid or deposited for their benefit on the "Mandatory Redemption Date" (defined in Section A.4(a)(i)), if such Mandatory Redemption Date occurs on or prior to such Proposed Common Stock Repurchase Date.

          All dividends declared upon Senior Preferred Stock and any other class of stock ranking on a parity as to dividends with the Senior Preferred Stock shall be declared pro rata per share. Accrued but unpaid dividends shall not bear interest.

               (b) Each fractional share of the Senior Preferred Stock outstanding shall be entitled to a ratably proportionate amount of all dividends to which each outstanding full share of the Senior Preferred Stock is entitled pursuant to Section A.2(a) hereof, and all of such dividends with respect to such outstanding fractional shares shall be fully cumulative and shall accrue (whether or not declared) and shall be payable in the same manner and at such times as provided for in Section A.2(a) with respect to dividends on each outstanding full share of the Senior Preferred Stock.

               (c) The Dividend Rate for the shares of Senior Preferred Stock shall be (i) increased to 9.01% per annum if, and so long as, Accrued Dividends (defined in Section A.4(c)(i) are not paid in full on any Dividend Payment Date, and (ii) increased to 8.01% per annum if, and so long as, the consolidated shareholder equity of the Corporation and its subsidiaries (excluding preferred stock) (as determined in accordance with generally accepted accounting principles as in effect as of the Issuance Date) is less than the Equity Threshold (as defined below). The "Equity Threshold" means $520,000,000, reduced, dollar for dollar, by the amount of any dividends paid with respect to Common Stock at any time at which shares of Senior Preferred Stock are outstanding, which dividends are approved by a majority of those directors of the Corporation who have been designated as directors by General Electric Capital Corporation ("GE Capital") pursuant to the terms of the Stockholders Agreement (as defined herein).

          3.   RIGHTS ON LIQUIDATION, DISSOLUTION OR WINDING UP.

               (a) In the event of any liquidation, dissolution or winding up of the Corporation, the holders of shares of Senior Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders, whether from capital, surplus or earnings, except as may be prohibited by Section A.5, but before any payment shall be made to the holders of any stock ranking on liquidation junior to the Senior Preferred Stock, an amount equal to one hundred thousand dollars ($100,000) per share, plus an amount equal to Accrued Dividends (as defined in Section A.4(c)(i)) to the date of payment (the "Liquidation Payment"). If upon any liquidation, dissolution or winding up of the Corporation the assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the holders of shares of Senior Preferred Stock the full amounts to which they respectively shall be entitled, the holders of shares of Senior Preferred Stock, and any class of stock ranking on liquidation on a parity with the Senior Preferred Stock, shall share ratably in any distribution of assets according to the respective amounts which would be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to said shares were paid in full. In the event of any liquidation, dissolution or winding up of the Corporation after payment shall have been made to the holders of shares of Senior Preferred Stock and any class of stock ranking on liquidation on a parity with the Senior Preferred Stock of the full amount to which they shall be entitled as aforesaid, the holders of any class or classes of stock ranking on liquidation junior to the Senior Preferred Stock shall be entitled, to the exclusion of the holders of shares of Senior Preferred Stock, to share, according to their respective rights and preferences, in all remaining assets of the Corporation available for distribution to its stockholders.

               (b) The Liquidation Payment with respect to each fractional share of the Senior Preferred Stock outstanding shall be equal to a ratably proportionate amount of the Liquidation Payment with respect to each outstanding share of Senior Preferred Stock.

               (c) For the purposes of this Section A.3, neither the consolidation or merger of the Corporation into or with any other corporation or corporations, nor the sale or transfer by the Corporation of all or any part of its assets shall be deemed to be a liquidation, dissolution or winding up of the Corporation, unless such transaction shall be in connection with the liquidation, dissolution or winding up of the Corporation.

          4.   REDEMPTION.

          (a)  MANDATORY REDEMPTION.

               (i) Except as may be prohibited by Section A.5, on June 30, 2002, the Corporation shall redeem all of the outstanding shares of Senior Preferred Stock at a redemption price of (A) one hundred thousand dollars ($100,000) per share (payable in cash or other consideration as the Corporation and holders of a majority of the Senior Preferred Stock may agree), plus (B) an amount equal to Accrued Dividends (defined in Section A.4(c)(i)) to the date of payment (the "Redemption Price") (each such date being herein sometimes referred to as a "Mandatory Redemption Date")

               (ii) On and after the Mandatory Redemption Date (unless default shall be made by the Corporation in depositing moneys for the payment of the Redemption Price as hereinafter provided), all rights of the holders of shares of Senior Preferred Stock as stockholders of the Corporation with respect to those shares of Senior Preferred Stock to be redeemed, except the right to receive the Redemption Price as hereinafter provided, shall cease and terminate.

               (iii) The Corporation shall provide moneys for the payment of the Redemption Price by depositing on the Mandatory Redemption Date the amount thereof for the account of the holders of record of the Senior Preferred Stock entitled thereto with Bank of America Illinois, or such other bank or trust company doing business in the City of Chicago, as may be designated by (A) the holders of not less than a majority of the outstanding shares of Senior Preferred Stock, and, failing said designation, (B) the Corporation, as paying agent for the benefit of such holders. The

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          holders of the shares of Senior Preferred Stock redeemed shall surrender to the Corporation the certificates for the shares of Senior Preferred Stock so redeemed. Upon notification by such designated bank or trust company to the holders of the Senior Preferred Stock that such moneys representing the Redemption Price have been deposited by the Corporation, the shares designated for redemption shall no longer be outstanding, whether or not the certificates for the shares so redeemed have been received by the Corporation on the date of such notification and all rights relating thereto shall cease and terminate.

          (b)  OPTIONAL REDEMPTION.

               (i) So long as any shares of Senior Preferred Stock are outstanding, except as may be prohibited by Section A.5, the Corporation may, at the option of the Board of Directors, at any time or from time to time after the Issuance Date, redeem the whole or any part of such Senior Preferred Stock. Any redemption pursuant to this Section A.4(b)(i) shall be at the Redemption Price. If less than all the shares of Senior Preferred Stock at any time outstanding shall be called for redemption, the redemption shall be made pro rata with respect to such shares and in such manner as may be prescribed by resolution of the Board of Directors. The date of each such redemption is herein sometimes referred to as an "Optional Redemption Date".

               (ii) Notice of every redemption pursuant to this Section A.4(b) shall be sent by first-class mail, postage prepaid, to the holders of record of the shares of Senior Preferred Stock so to be redeemed at their respective addresses as the same shall appear on the books of the Corporation. Such notice shall be mailed not less than ten (10) business days in advance of the Optional Redemption Date to the holders of record of the shares of Senior Preferred Stock so to be redeemed. On and after the Optional Redemption Date, unless default shall be made by the Corporation in providing moneys to the bank or trust company for the account of the holders of record of the Senior Preferred Stock as provided in Section A.4(a)(iii) for the payment of the Redemption Price, all rights of the holders of Senior Preferred Stock as stockholders of the Corporation with respect to those shares of Senior Preferred Stock to be redeemed, except the right to receive the Redemption Price, shall cease and terminate whether or not the certificates for the shares so redeemed have been received by the Corporation as provided in Section A.4(a)(iii). In this Section A.4(b)(ii), a business day refers to any day, except a Saturday, Sunday or any day on which banks in the City of Chicago are authorized or required by law to close.

          (c)  DEFINITIONS.

               (i) The term "Accrued Dividends" with respect to the Senior Preferred Stock shall mean, as of any given time, the then "Full Cumulative Dividends" (defined in Section A.4(c)(ii)) less the amount of all dividends theretofore paid upon the relevant shares of Senior Preferred Stock.

               (ii) The term "Full Cumulative Dividends" with respect to the Senior Preferred Stock shall mean (whether or not in any Dividend Period, or any part thereof, in respect of which such term is used there shall have been net profits or net assets of

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               the Corporation legally available for the payment of such
               dividends) that amount which shall be equal to dividends upon the relevant shares at the full rate fixed for Senior Preferred Stock as provided herein for the period of time elapsed from the date of issuance thereof to the date as of which Full Cumulative Dividends are computed.

               (d) Shares of Senior Preferred Stock which have been issued and reacquired in any manner, including shares purchased or redeemed or exchanged, shall not be reissued.

               (e) Each fractional share of the Senior Preferred Stock outstanding shall be entitled to a ratably proportionate fraction of the Redemption Price payable in respect of each outstanding full share of the Senior Preferred Stock pursuant to this Section A.4, and such fraction of the price shall be payable in the same manner and at such times as provided for in this Section A.4 with respect to redemptions of each outstanding full share of the Senior Preferred Stock.

               (f) The foregoing provisions of this Section A.4 to the contrary notwithstanding but without limitation of the Corporation's obligations to make mandatory redemptions as required by Section A.4(a), unless the Accrued Dividends on all outstanding shares of Senior Preferred Stock shall have been paid or contemporaneously are declared and paid through the date of a proposed optional redemption, none of the shares of Senior Preferred Stock shall be redeemed unless all outstanding shares of Senior Preferred Stock are simultaneously redeemed and the Corporation shall not purchase by optional redemption or otherwise acquire any shares of Senior Preferred Stock; provided, however, that the foregoing shall not prevent the purchase or acquisition of shares of Senior Preferred Stock pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of Senior Preferred Stock.

               (g) If fewer than all the outstanding shares of Senior Preferred Stock are to be redeemed, the number of shares to be redeemed shall be determined by the Board of Directors in accordance with the provisions of this Part A, and the shares to be redeemed shall be determined by lot or pro rata as may be determined by the Board of Directors.

     5. RESTRICTION ON PAYMENTS. Anything contained in this Article to the contrary notwithstanding, no cash dividends or dividends paid by transfer of any other property on shares of the Senior Preferred Stock shall be declared by the Board of Directors or paid or set apart for payment by the Corporation, no distribution in respect of the Senior Preferred Stock shall be paid or set apart for payment by the Corporation, and no payment shall be made by the Corporation with respect to any redemption of the Senior Preferred Stock (such payments, distributions and settings aside being herein sometimes referred to collectively as "Distributions") at any time when the terms and provisions of any agreement to which the Corporation or any other member of the "Ward Group" (defined in Section B.1) is a party relating to indebtedness for money borrowed specifically prohibits or limits such Distribution (and such Distribution exceeds said limits), or such Distribution would constitute a breach, default or event of default thereunder.

     6.   VOTING RIGHTS.

          (a) Except as expressly provided in Section A.6(b) or elsewhere in this certificate of incorporation or as required by law (in relation to which the holders of shares of Senior Preferred Stock shall be treated as a class), the holders of shares of Senior Preferred Stock shall not have voting rights and at every meeting of the stockholders of the Corporation, or by written consent in lieu of any such

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     meeting, all voting power in the election of directors and/or for all other purposes shall be vested exclusively in the holders of shares of Common Stock. Without limitation of the next preceding sentence and without implication that the contrary would otherwise be true, no consent of the holders of Senior Preferred Stock shall be required for (a) the creation of any indebtedness of any kind of the Corporation, (b) the creation of any class of stock of the Corporation junior in right as to dividends and upon liquidation to the Senior Preferred Stock, or (c) any increase or decrease in the amount of authorized Common Stock or any increase, decrease or change in the par value thereof.

          (b) Anything elsewhere in this certificate of incorporation to the contrary notwithstanding, if (i) Accrued Dividends on the Senior Preferred Stock are not paid in full on any of four (4) consecutive Dividend Payment Dates, or (ii) the Corporation shall have failed to effect the redemption of shares of Senior Preferred Stock on a Mandatory Redemption Date as required in Section A.4(a), the holders of shares of Senior Preferred Stock shall have voting rights as specified in this Section A.6(b). In the event of the occurrence of either of the foregoing events, such occurrence shall mark the beginning of a period (the "Default Period") which shall continue until such time as (i) Accrued Dividends on the Senior Preferred Stock have been paid in full through the date of payment, or (ii) the failure to redeem shares of Senior Preferred Stock as required by Section A.4(a) has been cured by the Corporation. Any provision of the by-laws of the Corporation to the contrary notwithstanding, during any Default Period, the holders of shares of the Senior Preferred Stock then outstanding shall have the exclusive and special right (but not the obligation), voting separately as a class (each share of Senior Preferred Stock being entitled to one (1) vote), to elect one (1) director to the Board of Directors of the Corporation (the "Preferred Stock Director") and the number of directors constituting the Board of Directors of the Corporation shall be automatically increased in order to provide one (1) vacancy for the Preferred Stock Director. Upon written request, made at any time after the beginning of the Default Period, by the holders of not less than a majority of the shares of the Senior Preferred Stock then outstanding, the Corporation shall call a special meeting of all of the stockholders of the Corporation, at which meeting the holders of shares of Senior Preferred Stock, voting separately as a class, shall elect the Preferred Stock Director as set forth above; provided, however, that if such meeting shall not have been called by the Corporation within ten (10) days after the beginning of a Default Period, such meeting may be called, upon like notice, at the expense of the Corporation, by the holders of not less than a majority of the outstanding shares of Senior Preferred Stock. After the first such election during any Default Period, the holders of the shares of Senior Preferred Stock, voting separately as a class, may continue to exercise their voting rights, as set forth above, at each annual meeting of the stockholders of the Corporation occurring during such Default Period. During any Default Period, no Preferred Stock Director may be removed from office without the vote or consent of the holders of a majority of the numbers of shares of the Senior Preferred Stock at the time outstanding. If at any time during a Default Period the directorship of the Preferred Stock Director is vacant, the secretary of the Corporation shall, upon the written request of the holders of shares representing at least a majority of the Senior Preferred Stock then outstanding, call a special meeting of all of the stockholders at the expense of the Corporation, upon the notice required for special meetings of stockholders. At any meeting held for the purpose of electing directors at which the holders of the Senior Preferred Stock shall have the right, voting separately as a class, to elect the Preferred Stock Director, the presence, in person or by proxy, of the holders of a majority of the Senior Preferred Stock then outstanding shall be required to constitute a quorum of the Senior Preferred Stock on such election. At any such meeting or adjournment thereof, the absence of the quorum of the Senior Preferred Stock shall not prevent the election of directors other than the Preferred Stock Director, and the absence of a quorum for the election of such other directors shall not prevent the election of the Preferred Stock Director, and in the absence of either or both such quorums, a majority of the holders present in person or by proxy of the stock which lacks a quorum shall have the power to adjourn the meeting for the election of directors which they are entitled to elect from time to time without notice other than announcement at the meeting until a quorum shall be present. A vacancy in the directorship of the Preferred Stock Director may be filled only by the vote or written consent of holders of a majority of the shares of the outstanding Senior Preferred Stock.
     Upon termination of a Default Period, the term of office of the then Preferred Stock Director shall automatically terminate, the shares of Senior Preferred Stock shall cease to have the voting rights specified in this Section A.6(b), the number of directors constituting the Board of Directors of the Corporation shall be automatically reduced to eliminate the vacancy caused by the termination of the office of the Preferred Stock Director and all voting rights shall be vested exclusively in the holders of shares of Common Stock, subject to the revesting of voting rights in the shares of Senior Preferred Stock in the event of the beginning of another Default Period.

     7. AMENDMENT. This certificate of incorporation of the Corporation shall not be amended in any manner which would alter or change the powers, preferences or special rights of the Senior Preferred Stock so as to affect them adversely (including, without limitation, providing for the creation of any new class of capital stock senior to, or on a parity with, the Senior Preferred Stock as to dividends, redemption rights or on liquidation) without the affirmative vote of the holders of at least a majority of the outstanding shares of Senior Preferred Stock, voting together as a single class. The Board of Directors reserves the right to act by resolution from time to time to decrease the number of shares which constitute Senior Preferred Stock (but not below the number of shares thereof outstanding).

     7. The Stockholders of the Corporation, by unanimous written consent, adopted resolutions authorizing, adopting and approving the aforesaid amendment to Article FOURTH of the Third Restated Certificate of Incorporation of the Corporation.

     8. Except to the extent specifically provided to the contrary in this Certificate of Amendment, the terms, provisions and conditions of the Third Restated Certificate of Incorporation of the Corporation shall remain unamended and in full force and effect.

     9. This Certificate of Amendment has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

     IN WITNESS WHEREOF, MONTGOMERY WARD HOLDING CORP. has caused this certificate to be signed by Bernard F. Brennan, its Chairman of the Board, and
attested by Spencer H. Heine, its Secretary, this    day of March, 1996.



                                        MONTGOMERY WARD HOLDING CORP.


                                        By:____________________________________
                                             Bernard F. Brennan
                                             Chairman of the Board


(CORPORATE SEAL)



ATTEST:


By:___________________________
     Spencer H. Heine
     Secretary


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